For More Information:

Jim McCubbin, EVP & CFO	Brett Maas or Dave Fore
WidePoint Corporation	Hayden IR
7926 Jones Branch Drive, Suite 520	(646) 536-7331
McLean, VA 22102	brett@haydenir.com
(703) 349-2577
jmccubbin@widepoint.com

WidePoint Corporation Reports Second Quarter 2011 Results

 Second Quarter Profitability Driven by Improved Margins

WASHINGTON, August 15, 2011 /PRNewswire-FirstCall/ — WidePoint Corporation (NYSE Amex: WYY), a specialist in wireless mobility management and cybersecurity solutions, today announced financial results for the three months ending June 30, 2011.

Second Quarter 2011 Highlights
•
Net revenue for the quarter ended June 30, 2011 decreased approximately 20% to $10.0 million from $12.5 million in last year’s comparable period as Consulting Segment revenues were negatively impacted by federal government budget delays and debt ceiling debates.  Overall Outlook for the second half of 2011 improves with budget delays and debt ceiling debate issues resolved for FYE 2011.

•
Wireless Mobility Management revenue increased 9.8% to $6.2 million for the second quarter of 2011 from $5.6 million in the first quarter of 2011, but decreased 10.6% year-over-year compared to $6.9 million in the second quarter of last year as a result of lower resale’s of billable calling minutes that were not fully offset by increases in higher margin wireless management recurring service fees.  Outlook for second half of 2011 improves with growing pipeline of opportunities, recent awards, and renewals.

•
Cybersecurity segment revenue increased 82.7% to $2.3 million in the second quarter of 2011 from $1.3 million in the first quarter of this year, but decreased 7.7% year-over-year compared to $2.5 million in the second quarter of last year, also as a result of delays that occurred due to federal government budget funding concerns, policy issues, and debt ceiling debates.  Outlook for second half of 2011 improves as the federal government implements new security guidelines and phase out the use of user names and passwords from certain federal government systems.

•
Gross margin increased by 55% to 27.1% in the second quarter of this year as compared to 17.5% in the first quarter of 2011, and increased by 15% year-over-year compared to 23.5% in the second quarter of last year, due to more favorable revenue mix of higher margin services.

•
The Company returned to profitability, with income from operations of approximately $384,000 for the second quarter of 2011 as compared to income from operations of approximately $511,000 in last year’s comparable period.

•	Net income was approximately $214,000 for the second quarter of 2011 as compared to net income of approximately $413,000 in last year’s comparable period.

Steve Komar, CEO, WidePoint, commented, “WidePoint was able to return to profitability in the second quarter, despite the short-term hurdles that impacted our business during much of the first half of the year. The timing of product delivery and product mix, primarily due to the delay in passing an approved 2011 federal budget and the ensuing debt ceiling debates, again had an impact on revenues in the second quarter, much as it did in the first quarter. However, as expected, we experienced an increase in both Wireless Mobility Management and Cybersecurity segment revenues over the first quarter of 2011, though these increases were offset by decreases in our Consulting segment related to the confusion that accompanied federal government funding for the past several months. We remain committed to re-establishing our growth and earnings trajectory in the second half of 2011, notwithstanding some of the short-term risk issues tied to federal governmental budgeting impasses and spending cuts.”

Mr. Komar continued, “We have established ourselves as a credible and trustworthy partner to expanded government and commercial markets, and the position we have built in the government sector is driving demand as federal agencies increasingly require vendors and contractors to comply with enhanced security as well as uniform credentialing initiatives. This is driving additional business to WidePoint’s subsidiaries with a large part of this new business generated from non-government funded revenue.  We believe that our Cybersecurity initiatives will be our primary driver for growth as governmental agencies work to prevent terrorism and promote national security; prevent cybercrime and identity theft; defend federal infrastructure from invasive attack and information theft; and promote efficient use of cost-effective technology such as our products and solutions.”

WidePoint CFO Jim McCubbin commented, “This quarter we benefitted from a greater percentage of higher margin business from our Cybersecurity segment that had a corresponding positive impact on gross profit and gross margins. Despite the challenges which have impacted our revenues in the first half of 2011, we returned our business to profitability in the quarter. We expect the second half of 2011 to show overall financial improvements compared to the first half, as the budget and debt discussions related to fiscal year 2011 begin to be finalized, and we remain extremely optimistic about our opportunities in 2012 and beyond.”

Conference Call Information

A conference call and live webcast will take place at 4:30 p.m. Eastern Time, on Monday, August 15, 2011. Anyone interested in participating should call 1-888-846-5003 if calling within the United States or 1-480-629-9856 if calling internationally.  There will be a playback available until August 22, 2011.  To listen to the playback, please call 1-877-870-5176 if calling within the United States or 1-858-384-5517 if calling internationally. Please use pin number 4463135 for the replay. The call will also be accompanied live by webcast over the Internet and accessible at http://viavid.net/dce.aspx?sid=00008AF0.

About WidePoint

WidePoint is a specialist in providing Wireless Mobility Management and CyberSecurity Solutions utilizing its advanced information technology products and services. WidePoint has several wholly owned subsidiaries holding major government and commercial contracts including Operational Research Consultants, Inc., iSYS, LLC, Advanced Response Concepts Corporation, and WidePoint IL, Inc. WidePoint enables organizations to deploy fully compliant IT services in accordance with government-mandated regulations and advanced system requirements. For more information, visit http://www.widepoint.com.

Safe-Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking information within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act), including all statements that are not statements of historical fact regarding the intent, belief or current expectations of the company, its directors or its officers with respect to, among other things: (i) the company's financing plans; (ii) trends affecting the company's financial condition or results of operations; (iii) the company's growth strategy and operating strategy; (iv) the declaration and payment of dividends; and (v) the risk factors disclosed in the Company's periodic reports filed with the SEC. The words "may," "would," "will," "expect," "estimate," "anticipate," "believe," "intend," “outlook” and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the company's ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors including the risk factors disclosed in the Company's Forms 10-K and 10-Q filed with the SEC.

-tables follow-

WIDEPOINT CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2011	2010
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$5,394,273	$5,816,303
Accounts receivable	4,733,151	7,794,913
Unbilled accounts receivable	1,319,227	3,059,665
Prepaid expenses and other assets	464,577	473,320
Current deferred income tax asset	492,385	412,801
Total current assets	12,403,613	17,557,002
Property and equipment, net	1,303,325	1,241,510
Goodwill	11,329,917	11,329,917
Other Intangibles, net	1,086,084	1,104,551
Noncurrent deferred income tax asset	3,116,705	3,116,705
Other assets	55,598	46,455
Total assets	$29,295,242	$34,396,140

Liabilities and stockholders’ equity
Current liabilities:
Short term note payable	$59,344	$94,809
Accounts payable	4,303,476	7,725,727
Accrued expenses	1,491,634	2,643,613
Income taxes payable	-	143,450
Deferred revenue	107,008	294,541
Current portion of long-term debt	350,603	572,943
Current portion of deferred rent	30,406	20,835
Current portion of capital lease obligation	38,590	44,724
Total current liabilities	6,381,061	11,540,642
Long-term debt, net of current portion	506,532	564,490
Fair value of earnout liability	153,000	153,000
Deferred rent, net of current portion	84,205	98,702
Capital lease obligation, net of current portion	5,838	22,908
Total liabilities	$7,130,636	$12,379,742

Stockholders’ equity:
Common stock, $0.001 par value; 110,000,000 shares authorized; 62,930,873 and 62,690,873 shares issued and outstanding, respectively	62,931	62,691
Additional paid-in capital	69,005,250	68,754,353
Accumulated deficit	(46,903,575)	(46,800,646)
Total stockholders’ equity	22,164,606	22,016,398

Total liabilities and stockholders’ equity	$29,295,242	$34,396,140

WIDEPOINT CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	(unaudited)
Revenues, net	$9,965,878	$12,452,120	$20,495,003	$23,615,176
Cost of sales (including amortization and depreciation of $171,161, $243,277, $354,801, and $469,562, respectively)	7,261,227	9,521,361	15,950,697	18,160,582

Gross profit	2,704,651	2,930,759	4,544,306	5,454,594

Sales and marketing	385,100	487,996	815,283	831,003
General and administrative (including shared-based compensation (benefit)/expense of $(10,039), $27,565, $(3,635), and $56,745 respectively)	1,877,145	1,882,721	3,743,951	3,714,532
Depreciation expense	58,777	48,743	106,371	98,477

Income/(loss) from operations	383,629	511,299	(121,299)	810,582

Interest income	2,481	2,231	6,673	8,845
Interest expense	(19,304)	(22,793)	(39,859)	(50,170)
Other expense	-	-	1,143	-

Net income/(loss) before income tax expense	$366,806	$490,737	$(153,342)	$769,257

Income tax expense/(benefit)	152,375	78,055	(50,413)	117,257

Net income/(loss)	$214,431	$412,682	$(102,929)	$651,980

Basic earnings per share	$0.00	$0.01	$(0.00)	$0.01
Basic weighted average shares outstanding	62,916,422	61,375,333	62,857,309	61,375,333
Diluted earnings per share	$0.00	$0.01	$(0.00)	$0.01
Diluted weighted average shares outstanding	64,142,707	63,299,155	62,857,309	63,163,824

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